EXHIBIT 23.1

ACCOUNTANTS CONSENT

Independent Auditors' Consent

The Board of Directors

Collins Industries, Inc.

We consent to the incorporation by reference in the registration statements (No. 333-24647 and No. 333-24651) on Form S-8 of Collins Industries, Inc. of our report dated November 21, 2003, (except for Note 10, which is as of January 7, 2004) with respect to the consolidated balance sheets of Collins Industries, Inc. as of October 31, 2003 and 2002, and the related consolidated statements of income and comprehensive income, shareholders' investment and cash flows for the years ended October 31, 2003 and 2002, which report appears in the October 31, 2003, annual report on Form 10-K of Collins Industries, Inc. Our report includes an explanatory paragraph which refers to a change in accounting for goodwill and other intangible assets in 2003.

KPMG LLP

Kansas City, Missouri

January 19, 2004